Exhibit 99.1

Ameron Appoints Allen S. Chiu Group President, Fiberglass-Composite Pipe Group

PASADENA, Calif.--(BUSINESS WIRE)--April 14, 2010--Ameron International Corporation (NYSE:AMN) today announced the appointment of Mr. Allen S. Chiu to the position of Group President of the Company’s Fiberglass-Composite Pipe Group. Ameron’s fiberglass-composite pipe business has operations in Burkburnett and Mineral Wells, Texas; Singapore; Malaysia; Geldermalsen, the Netherlands; and Belo Horizonte, Brazil. Ameron also has partial ownership of a fiberglass pipe affiliate in Saudi Arabia. Sales and segment income of the Fiberglass-Composite Pipe Group in 2009 totaled $225 million and $68 million, respectively.

Allen joined the Company in 1998 as Managing Director of Ameron (Pte.) Ltd., the Company’s wholly-owned subsidiary in Singapore where he oversaw the growth and success of the Asian/Pacific operations for the past 12 years. Prior to joining Ameron, Allen was employed by Exxon for ten years in senior engineering and research positions.

Allen holds a Bachelor of Science degree in Chemical Engineering and a Masters of Science degree in Plastics from the University of Massachusetts, as well as a Masters of Science degree in Chemical Engineering from the University of New Hampshire.

James S. Marlen, Ameron’s Chairman, President and Chief Executive Officer said, “Allen has demonstrated strong technical and marketing skills that have been critical to the growth and success of Ameron’s operations in Asia. Allen’s leadership will be an important factor in realizing the long-term growth potential of the Fiberglass-Composite Pipe business and the success of Ameron.”

About Ameron International

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000